White Mountain Re-prices Warrants and Arranges Investor Call

SANTIAGO, Chile, October 9, 2013 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to announce that, following on from the Company’s recent AGM, where all non-management outstanding warrants were adjusted to have a common expiry date of December 2015, the Directors of WMTC have approved a proposal to adjust the various exercise prices to a common strike price of 65 cents. This applies to all warrant holders, with the exception of those held by management. These changes take place with immediate effect, and letters informing all warrant holders of this adjustment will be sent out next week.

Further to the above, the Company is arranging an Investor Call for Tuesday 22nd October at 11:00 am EST time. Details of call in numbers will be announced next week.

Commenting on these developments, Michael Kurtanjek, President and Chief Executive Officer said, "The downturn in commodity markets has affected all smaller exploration and development companies; White Mountain has not escaped this. The Board of Directors have seen fit to re-price all warrants to a common exercise price reflective of the fact that share prices for commodity companies worldwide have been significantly affected. The Company is grateful to its loyal, patient, understanding and sometimes, ‘long-suffering’ shareholders.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Executive Vice-President
(562) 2 657-1800	(604) 408-2333

SOURCE White Mountain Titanium Corporation